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                                  EXHIBIT 5.1



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                                                                     Exhibit 5.1


                             [LOGO OF FIRSTWORLD]


                                                                JEFFREY L. DYKES
                                                          Senior Vice President,
                                                                 General Counsel
                                                                   and Secretary


                                 July 10, 2000


FirstWorld Communications, Inc.
8390 E. Crescent Parkway, Suite 300
Greenwood Village, Colorado 80111

     Re:    Registration Statement on Form S-8 (the "Registration Statement")

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of FirstWorld Communications, Inc., a Delaware corporation (the "Company"). This letter is in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to an additional 8,200,000 shares of the Company's Series B Common Stock, par value $.0001 per share (the "Shares"), which Shares are issuable pursuant to the provisions of the Company's 1999 Equity Incentive Plan (the "Plan"). A Registration Statement on Form S-8 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

In reaching the conclusions expressed in this opinion, I have examined and relied upon such documents, corporate records, and other instruments, including certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as I have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, I have assumed the genuineness of all signatures on original documents, the authenticity, accuracy, and completeness of all documents submitted to me as originals, and the conformity to original documents of all copies submitted.

Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is my opinion that the Shares, when issued by the Company in accordance with the terms of the Plan for consideration having a value not less than the par value thereof, will be validly and legally issued, fully paid, and nonassessable.

I am admitted to practice in the State of Colorado and am not admitted to practice in the State of Delaware. However, for the limited purposes of my opinion set forth above, I am generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of Colorado, federal law and the DGCL, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.


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I hereby consent to the use of this opinion as an Exhibit to the Registration
Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              FIRSTWORLD COMMUNICATIONS, INC.



                              /s/ Jeffrey L. Dykes
                              ------------------------------
                              Jeffrey L. Dykes
                              Senior Vice President, Corporate Secretary
                              and General Counsel


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